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                                                                     EXHIBIT 4.5

                                LETTER AGREEMENT


     This Agreement is entered into between America's Shopping Mall, Inc., a Nevada Corporation (formerly Advanced Medical Sciences, Inc.) and Initio, Inc., a Nevada Corporation.

     WHEREAS, the parties hereto had heretofore entered into a certain Agreement of Purchase and Sale dated May 21, 1999; and

     WHEREAS, a difference of opinion regarding the interpretation of paragraph 3.1(i) of the Convertible Debenture concerning the initial conversion price of therein has arisen;

     NOW THEREFORE, the parties hereto do hereby agree as follows:

     1) The conversion price shall be $5.50 per share (after giving effect to the 1 for 30 exchange), provided, however, if on or before December 31, 1999 America's Shopping Mall shall repay to Initio $400,000 plus interest accrued to the date of such payment, thereby reducing the present indebtedness from $3,400,000 to $3,000,000, then, in that event the initial conversion price shall be increased from $5.50 to $6.00.


                                          America's Shopping Mall, Inc.


                                          /s/ Irwin Schneidmill
                                          -----------------------------
                                          By: Irwin Schneidmill,
                                              President & C.E.O.


                                          Initio, Inc.,


                                          /s/ Martin Fox
                                          -----------------------------
                                          By: Martin Fox,
                                              President & C.E.O.




Dated: July 22, 1999

Terms herein above confirmed
and agreed to:


----------------------------
     Jim Patten